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                                                                    EXHIBIT 10.3


December 17, 2001


CONFIDENTIAL

Mr. Hans C. Mueller
Chairman, Chief Executive Officer
Florida Coastline Community Group, Inc.
255 Palm Avenue
Miami Beach, FL 33139


Dear Mr. Mueller:

The purpose of this letter is to amend and restate the letter agreement between Allen C. Ewing & Co. ("Ewing") and Florida Coastline Community Group, Inc., (the "Company") which is the proposed bank holding company for Florida Coastline National Bank (In Organization) (the "Bank"), dated September 20, 2000 whereby Ewing was retained by the Company for the purpose of providing marketing services to the Company in regard to the Company's objective of raising $8,500,000 in equity capital for the Company, a portion of which will be used to capitalize the Bank.

The Company plans to extend the offering to raise the indicated equity capital by offering common shares of the Company through April 30, 2002 (the "Offering"). The Offering will be made to investors via an amended offering circular to be prepared by the Company. The common shares have been registered with the SEC.

The shares are being offered to investors in three phases:

         -  First Phase

            The directors and organizers have subscribed to approximately 150,000 shares representing $1,500,000 at the proposed offering price of $10.00 per share in a completed private offering separate and distinct from the public offering.

         -  Second Phase

            To investors: (i) referred by the organizers and directors; or (ii) located in the service area of the Bank with the objective of obtaining as many subscriptions as possible for the balance of the shares.

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Mr. Hans C. Mueller
Page 2
December 17, 2001

         -        Third Phase

                  To other investors with the objective of obtaining subscriptions for any and all shares remaining unsold in the prior two phases (the "General Offering").

An escrow agent has been appointed by the Company and subscription funds are being placed in escrow until the minimum capital required by the regulators of $8,500,000 has been achieved. The marketing and selling of shares in Phases Two and Three may occur simultaneously as determined by Ewing and the Company.

Duties

The services to be provided by Ewing will include the following:

         - Ewing will serve as the exclusive financial advisor to the Company in connection with all phases of the Offering.

         - Ewing will provide marketing services for the Offering and licensed brokers will be available to facilitate the marketing services. Ewing will provide appropriate oversight to ensure compliance with securities laws for the Offering.

         - Ewing will act as Sales Agent in marketing the shares in the Community and General Offerings and will assist the company in raising the desired funds on a best efforts basis.

Fees and Expenses

         1. Ewing has been paid, to date the sum of $24,000.00 representing consulting fees and expenses through December 31, 2001.

         2.  Ewing will be paid the following commissions at closing:

                  - Ewing will receive an additional $50,000 commission representing payment for services rendered.

                  - Ewing will receive a commission of 4% on funds raised in the service area of the Bank other than funds raised from persons and entities referred to Ewing by the organizers and directors of the Company
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Mr. Hans C. Mueller
Page 3
December 17, 2001

         - Ewing will be paid a commission of 6.0% on all subscriptions generated in the General Offering.

         - No commission will be paid to Ewing on funds raised from persons and entities referred to Ewing by the officers and directors of the Company

Legal Fees

The Company has paid Ewing's legal fees in the amount of $15,000.

Due Diligence

Ewing and its legal counsel will have the opportunity to perform due diligence prior to the extension of the Offering and prior to the execution of this agreement.

Indemnification

The Company agrees to indemnify and hold harmless Ewing, its directors, officers, and shareholders against any lawsuits, claims, damages, or liabilities (or actions or proceedings in respect thereof) to which Ewing or such person may become subject related to our engagement with the Company and will reimburse Ewing and each such person for all legal and other expenses incurred in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding whether or not in connection with pending or threatened litigation in which Ewing or any such person is a party; provided, however, that the Company will not be liable in any such case for losses, claims, damages, liabilities, or expenses that a court of competent jurisdiction shall have found in a final judgment to have arisen primarily from the gross negligence or willful misconduct of Ewing or the party claiming a right to indemnification. This indemnity agreement will be in addition to any liability, which the Company my otherwise have.

The provisions of this agreement relating to indemnification shall survive termination or modification of our engagement shall be binding upon any successors or assigns of the Company.

Please indicate that the terms described herein are agreeable by signing and returning to us the enclosed duplicate of this letter. We look forward to working with you on this project and look forward to a successful outcome.


Very truly yours,
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Mr. Hans C. Mueller
Page 4
December 17, 2001

ALLEN C. EWING & CO.



By:
   -----------------------------
   Benjamin C. Bishop, Jr.
   President

ACCEPTED AND AGREED This ____ day of _______________________, 2001

FLORIDA COASTLINE COMMUNITY GROUP, INC.



By:
   -----------------------------
   Hans C. Mueller
   Chairman and Chief Executive Officer